Exhibit 99.(b)(2)

MASSMUTUAL ACCESSSM PINE POINT FUND

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BY-LAWS

The following amendments to the Amended and Restated By-Laws (the “By-Laws”) of MassMutual AccessSM Pine Point Fund (the “Fund”) were duly adopted by resolution of a majority of the Trustees of the Fund at a meeting of the Trustees held on September 27, 2022.

1.	The By-Laws are hereby amended to reflect the change in name of the Fund to “Barings Access Pine Point Fund.”

2.	The first sentence of Section 2.1 of Article II of the By-Laws is hereby amended to read in its entirety as follows:

“The principal office of the Fund shall be located in Charlotte, North Carolina.”

3.	The first sentence of Section 2.3 of Article II of the By-Laws is hereby amended to read in its entirety as follows:

“The Trust may establish and maintain such other offices and places of business within or without the State of North Carolina as the Trustees may from time to time determine.”

4.	The first sentence of Section 4.1 of Article IV of the By-Laws is hereby amended to read in its entirety as follows:

“The Trustees from time to time shall provide by resolution for the holding of regular meetings of the Board for the election of officers and the transaction of other proper business and shall fix the place and time for such meetings to be held within or without the State of North Carolina (or may be held virtually to the extent designated by the Trustees).”

5.	The first sentence of Section 4.2 of Article IV of the By-Laws is hereby amended to read in its entirety as follows:

“Special meetings of the Trustees shall be held whenever called by the Chair of the Board of Trustees of the Trust (the “Board”), the President (or, in the absence or disability of the President, by any Vice President), the Treasurer, the Secretary or two or more Trustees, at the time and place within or without the State of North Carolina specified in the respective notices or waivers of notice of such meetings.”

The foregoing amendments shall be effective as of the 27th day of September, 2022.